SCHEDULE 14C INFORMATION INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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MGI FUNDS
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MGI FUNDS™

MGI US Small/Mid Cap Value Equity Fund

99 High Street Boston, Massachusetts 02110

January 22, 2009 Dear Shareholder:

We are pleased to notify you of changes involving the MGI US Small/Mid Cap Value Equity Fund (the “Fund”), a series of MGI Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Systematic Financial Management, L.P. (“Systematic”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement (the “Systematic Subadvisory Agreement”) between Systematic and Mercer Global Investments, Inc., the Fund’s investment advisor (the “Advisor” or “MGI”), on behalf of the Fund. As was previously communicated to you via a supplement to the Trust’s prospectus, dated November 20, 2008, Systematic began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Systematic and the Systematic Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the Systematic Subadvisory Agreement.

Sincerely, Phillip J. de Cristo Trustee, President, and Chief Executive Officer MGI Funds

MGI FUNDS™

MGI US Small/Mid Cap Value Equity Fund

99 High Street
Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI US Small/Mid Cap Value Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Systematic Financial Management, L.P. (“Systematic”), and the termination of one of the Fund’s three subadvisors, Wells Capital Management, Inc. (“WCM”). In connection with the hiring of Systematic, the Board approved a new subadvisory agreement (the “Systematic Subadvisory Agreement”) between Systematic and Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund. Systematic began managing its allocated portion of the Fund’s investment portfolio on November 20, 2008.

The hiring of Systematic was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about January 23, 2009 to shareholders of record of the Fund as of November 30, 2008. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MGI to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on September 23, 2008 (the “Meeting”), (i) appointed Systematic to serve as a subadvisor to the Fund, and (ii) approved the Systematic Subadvisory Agreement.

The decision to approve Systematic was based upon certain factors, including (i) the Advisor’s views regarding Systematic’s record as an effective manager of portfolios of small/mid cap value equity securities, and the Advisor’s high degree of conviction in Systematic and its portfolio management team; and (ii) the Advisor’s opinion that Systematic would effectively complement the Fund’s two other subadvisors, AQR Capital Management, LLC (“AQR”) and NWQ Investment Management Company, LLC (“NWQ”). Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Systematic and the Systematic Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc. (“Mercer”), an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.90% of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,016,573 from the Fund for the fiscal year ended March 31, 2008.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Kenneth Crotty serves as Vice President of the Trust, and President of the Advisor. Denis Larose serves as Vice President and Chief Investment Officer of the Trust, and as Chief Investment Officer of the Advisor. Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Chief Operating Officer of the Advisor. Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust, and as Chief Counsel of the Advisor and of Mercer, an affiliate of the Advisor. Christopher A. Ray serves as Vice President of the Trust, and as Vice President and Portfolio Manager of the Advisor. Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust, and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, is 99 High Street, Boston, Massachusetts 02110.

SYSTEMATIC FINANCIAL MANAGEMENT, L.P.

Systematic is located at 300 Frank W. Burr Boulevard, Glenpointe East, Teaneck, New Jersey 07666. Systematic is registered as an investment adviser with the SEC under the Advisers Act, and is majority-owned by Affiliated Managers Group, Inc., located at 600 Hale Street, Prides Crossing, Massachusetts 01965. The Systematic Subadvisory Agreement is dated November 20, 2008.

Systematic was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Systematic is not affiliated with the Advisor, and Systematic discharges its responsibilities subject to the oversight and supervision of the Advisor. Systematic is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the appointment of Systematic as a subadvisor to the Fund, or the implementation of the Systematic Subadvisory Agreement. The fees paid by the Advisor to Systematic depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to Systematic by MGI. In accordance with procedures adopted by the Board, Systematic may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Systematic does not serve as an investment advisor or subadvisor to any registered investment company that has an investment objective similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers of Systematic are listed below. The address of each principal executive officer, as it relates to the person’s position with Systematic, is 300 Frank W. Burr Boulevard, Glenpointe East, Teaneck, New Jersey 07666.

Name Gyanendra Joshi	Principal Occupation President/Chief Executive Officer - 2004 to present, Senior Managing Director/Chief Executive Officer - 1996 to present
Karen E. Kohler	Chief Operating Officer/Chief Compliance Officer - 2006 to present
Daniel K. McCreesh Kenneth W. Burgess Gregory Wood Ronald M. Mushock

Managing Director/Chief Investment Officer - 2004 to present
Managing Director/Portfolio Manager - 2000 to present
Managing Director/Head Trader - 1996 to present
Senior Equity Analyst – 1997 to 2000, Portfolio Manager - 2000 to present

THE SYSTEMATIC SUBADVISORY AGREEMENT

The Systematic Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Systematic Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Systematic Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Systematic Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Systematic Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Systematic, are substantially similar to the subadvisory agreement previously in effect between WCM and the Advisor, as well as the subadvisory agreements with AQR and NWQ.

The Systematic Subadvisory Agreement provides that Systematic, among other duties, will make all investment decisions for Systematic’s allocated portion of the Fund’s investment portfolio. Systematic, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Systematic’s allocated portion of the Fund’s assets. Systematic also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Systematic Subadvisory Agreement provides for Systematic to be compensated based on the average daily net assets of the Fund allocated to Systematic. Systematic is compensated from the fees that the Advisor receives from the Fund. Systematic generally will pay all expenses it incurs in connection with its activities under the Systematic Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Systematic Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Systematic, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Systematic to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers. The Advisor’s recommendation of Systematic was based upon, among other factors: (i) the Advisor’s high degree of conviction in Systematic’s team of investment professionals; (ii) the Advisor’s expectation that the addition of Systematic would increase the consistency of the Fund’s excess return, while providing lower volatility; and (iii) the Advisor’s opinion that the relatively low correlation with the Fund’s two other subadvisors, AQR and NWQ, would allow Systematic to effectively complement those two subadvisors within the Fund.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Systematic Subadvisory Agreement. In determining whether to approve the Systematic Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included: (i) a copy of a form of the Systematic Subadvisory Agreement; (ii) information regarding the process by which the Advisor selected Systematic and recommended Systematic for Board approval, and the Advisor’s rationale for recommending Systematic; (iii) information regarding the nature, quality, and extent of the services that Systematic would provide to the Fund; (iv) information regarding Systematic’s reputation, investment management business, personnel, and operations; (v) information regarding Systematic’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by Systematic; (vii) information regarding Systematic’s compliance program; (viii) information regarding Systematic’s historical performance returns managing investment mandates similar to the Fund’s investment mandate, and such performance compared to a relevant index; and (ix) information regarding Systematic’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and Systematic at the Meeting.

When considering the approval of the Systematic Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to Systematic, including: the nature, quality, and extent of the services to be provided to the Fund by Systematic; Systematic’s management style; Systematic’s historical performance record managing pooled investment products similar to the Fund; the qualifications and experience of the investment professionals who will be responsible for the day-to-day management of Systematic’s allocated portion of the Fund’s investment portfolio; and Systematic’s staffing levels and overall resources. Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by Systematic to the Fund, the Board considered: the specific investment management process to be employed by Systematic in managing the assets of the Fund to be allocated to Systematic; the qualifications of Systematic’s investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; Systematic’s overall favorable performance record as compared to a relevant benchmark; Systematic’s infrastructure and whether it appeared to adequately support Systematic’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature, quality, and extent of the subadvisory services expected to be provided by Systematic. The Board concluded that the Fund and its shareholders would benefit from the quality and experience of Systematic’s portfolio managers and other investment professionals. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, quality, and extent of the subadvisory services to be provided by Systematic, as well as Systematic’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and supported a decision to approve the Systematic Subadvisory Agreement.

Because Systematic was a newly appointed subadvisor to the Fund, the Board, at the Meeting, could not consider Systematic’s investment performance in managing the Fund as a factor in evaluating the Systematic Subadvisory Agreement. However, the Board did review Systematic’s historical performance record in managing other accounts that were comparable to the Fund. The Board compared this historical performance to a relevant benchmark and considered that Systematic’s historical performance compared favorably to such benchmark. On this basis, the Board concluded that Systematic’s historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the Systematic Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Systematic Subadvisory Agreement. In this regard, the Board evaluated the compensation to be paid to Systematic by the Advisor. The Board also considered comparisons of the fees that will be paid to Systematic with the fees Systematic charges to its other clients, noting that the fee rate that the Advisor had negotiated with Systematic appeared to compare favorably with the fee rates that Systematic has implemented with other institutional separate accounts that utilize Systematic’s small/mid cap value strategy (the same strategy that Systematic will use in managing its allocated portion of the Fund’s investment portfolio).

The Board also considered whether the fee schedule of Systematic included breakpoints that would reduce Systematic’s fees as the assets of the Fund allocated to Systematic increased. The Board noted that while Systematic’s proposed subadvisory fee schedule did include breakpoints, such breakpoints were not a primary factor in the Board’s analysis because the fees to be paid to Systematic would be paid by the Advisor, rather than directly by the Fund. The Board recalled the data presented by MGI, as required by the Exemptive Order, that illustrated that the hiring of Systematic would have a slightly negative impact on the Advisor’s profitability in managing the Fund. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by Systematic in managing its allocated portion of the Fund’s assets. Since the fees to be paid to Systematic were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Systematic’s potential profitability was not considered relevant to the Independent Trustees’ deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to Systematic by MGI with respect to the assets to be allocated to Systematic appeared to be within a reasonable range in light of the nature, quality, and extent of the services to be provided.

The Board reviewed a copy of the Systematic Subadvisory Agreement. The Board considered that the Systematic Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s other subadvisors, AQR and NWQ, as well as the same range of services that were provided for in the subadvisory agreement with WCM, which was terminated.

The Board also considered whether there were any ancillary benefits that may accrue to Systematic as a result of Systematic’s relationship with the Fund. The Board concluded that Systematic may direct Fund brokerage transactions to certain brokers to obtain research and other services. However, the Board noted that Systematic was required to select brokers who met the Fund’s requirements for seeking best execution, and that MGI monitored and evaluated Systematic’s trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters. The Board concluded that the benefits that were expected to accrue to Systematic by virtue of its relationship with the Fund were reasonable.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with and discussed a description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Systematic Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the Systematic Subadvisory Agreement.

Termination of Subadvisory Agreement with Wells Capital Management, Inc.

The subadvisory agreement between WCM and MGI, on behalf of the Fund, dated July 1, 2005 (and amended as of February 8, 2007), was terminated on November 11, 2008. The decision to terminate the WCM subadvisory agreement was based upon certain factors, including the Advisor’s assessment of certain stock selection and sector positioning decisions made by WCM with respect to its allocated portion of the Fund’s investment portfolio.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2008, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of PNC Global Investment Servicing, Inc., and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2008, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of November 30, 2008, the Fund had 17,988,441 total shares outstanding, and MGI Collective Trust: MGI US Small/Mid Cap Value Equity Portfolio held 17,279,572 shares, representing 96.05% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.